UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):	June 3, 2008

Florida Public Utilities Company

(Exact Name of Registrant as Specified in Charter)

Florida	001-10608	59-0539080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 South Dixie Highway, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 832-0872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement

On June 3, 2008, Florida Public Utilities Company (the “Company”) entered into a Network Operating Agreement and an Agreement for Network Integration Transmission Service with Southern Company Services, Inc. for the transmission of power purchased from Gulf Power Company under a fuel contract with the Company dated December 28, 2006.

Pursuant to FERC policy, because the parties had not come to agreement on all of the terms of the transmission service agreement when service needed to commence on January 1, 2008 (for transmission of purchased power from Gulf Power), the parties proceeded under the open-access tariff pursuant to the terms of an unsigned standard transmission service agreement dated December 31, 2007 as filed by Southern Company Services.  Since that time, the parties have been working on resolution of the terms and conditions, which process involved a series of proffers and protests.

On June 3, 2008, the parties executed the agreements, having reached agreement on all terms for the network service and operating agreements.  Pursuant to these agreements, Southern Company Services will transmit power purchased by the Company from Gulf Power to distribution substation facilities in the Company’s Northwest Florida Division and will allow the Company to utilize Southern Company Services’ distribution substation facilities.  The Company will pay approximately $80,000 a month for the distribution substation facilities at the delivery points used for the delivery of the Company’s electric energy from Southern Company Services as the agent for Gulf Power. The transportation charges will be paid according to the Southern Company’s Open Access Transmission Tariff as it may be amended from time to time as filed with FERC.  The transportation and facilities charges are expected to be recovered as part of the fuel charges passed through to the Company’s customers.

The term of this agreement is retroactive to January 1, 2008 and will extend through December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Public Utilities Company
(Registrant)

Date:	June 9, 2008	By: /s/ George M Bachman
Name: George M. Bachman Title: CFO, Treasurer & Corporate Secretary